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EXHIBIT 11

EAGLE POINT SOFTWARE CORPORATION AND SUBSIDIARY
CONSOLIDATED STATEMENT REGARDING COMPUTATION OF NET EARNINGS PER SHARE
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
                                                   Three Months Ended            Nine Months Ended
                                                        March 31,                    March 31,
                                                 ------------------------      -----------------------
                                                       2001      2000               2001       2000
SHARES USED IN DETERMINING BASIC
   EARNINGS PER SHARE:

Weighted average common shares outstanding          4,619,209   4,846,495        4,743,236   4,846,482
                                                 ============  ==========      =========== ===========

SHARES USED IN DETERMINING DILUTED
   EARNINGS PER SHARE:

Weighted average common shares outstanding          4,619,209   4,846,495        4,743,236   4,846,482

Net effect of stock options based on the
treasury stock method using the average market
price during the period                                37,669     106,931           30,481     100,525
                                                 ------------  ----------      ----------- -----------
Total weighted average common and common
   equivalent shares outstanding                    4,656,878   4,953,426        4,773,717   4,947,007
                                                 ============  ==========      =========== ===========

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